Exhibit 10.37


                  Bonus Pool Arrangement--Revised and Restated

              Temecula Valley Bancorp Inc. ("Bancorp") previously reported on February 7, 2006 by Form 8-K that it earmarked approximately 10% of its pre tax, pre bonus net income,, payable by its principal subsidiary, Temecula Valley Bank (`Bank"), to pay annual incentive bonuses to certain officers of the Bank. This Exhibit restates and amends the prior Exhibit10.35 to name three additional executive officers that are eligible and may participate in the bonus pool.

              Within the group entitled to participate in pool are the executive officers designated below as well as other officers of the Bank. The bonus paid to some officers is discretionary and for others, the amount is fixed in the Employment Agreement of the involved individual.

                  For the year ended December 31, 2005, pursuant to the Employment Agreement of Stephen H. Wacknitz, CEO, President and Chairman of the Bank, he is entitled to receive 6% of the pre tax, pre bonus net income of the Company. For the year ended December 31, 2006, pursuant to his Employment Agreement, he is entitled to receive 5% of the pre tax, pre bonus net income of the Company.

                  Pursuant to the Employment Agreement of William McGaughey, Senior Executive Vice President/Director of Finance and SBA, he is entitled to receive the greater of $100,000 or 1.5% of the pre-tax net income of the Company, payable by the Bank.

                  Pursuant to the Employment Agreement of Frank Basirico, Senior Executive Vice President/ Chief Administrative Officer, he is entitled to receive 1% of the pre-tax, post bonus net income of the Company, payable by the Bank.

                  Upon the recommendation of the Executive Compensation Committee and approval by the Board of Directors, the following executives may receive an annual incentive bonus based upon performance:

                  a. James Andrews, Executive Vice President/Real Estate Industries Group (will not participate in the pool in 2006 as his bonus will be 2.5% of pre-tax profits of his department)

                  b. Donald A. Pitcher, Executive Vice President/Chief Financial Officer

                  c. Martin E. Plourd, Executive Vice President/Chief Operating Officer

                  d. Donald L. Schempp, Executive Vice President/North San Diego County Regional Manager

                  e.       Thomas Shepherd, Senior Executive Vice
                           President/Chief Credit Officer

                  f. Scott J. Word, Executive Vice President/ Senior Lending Officer